Exhibit 2.3

Local Business Transfer Agreement

relating to

the semiconductors business activities of Royal Philips in

Between

[Transferor]

and

[Transferee]

Dated [date]

Tripolis 300
Burgerweeshuispad 301
1070 HR Amsterdam
The Netherlands

Schedules

Schedule 1	Balance sheet of 31 August 2006 or list of Assets relating to the Local Business
(if no balance sheet is available)
Schedule 2	Agreements and other arrangements of the Local Business
Schedule 3	Employees

Local Business Transfer Agreement

THE UNDERSIGNED:

(1)                 [Royal Philips Subsidiary], a [•], having its offices at [•] and incorporated in [•] (hereinafter referred to as “Transferor”),

and

(2)                 [Royal Philips new Subsidiary], a [•], having its offices at [•] and incorporated in [•] (hereinafter referred to as “Transferee”),

WHEREAS:

(A)                Koninklijke Philips Electronics N.V. (“Royal Philips”) is engaged worldwide in the business of developing, designing, manufacturing, assembling, selling and distributing semiconductors and certain other components for applications primarily in the home, mobile and personal, and automotive and identification markets as well as multi-market semiconductors, and certain related software licensing activities, all of which will be conducted through Philips Semiconductors International B.V. and its Subsidiaries as more fully described in a separate disentanglement plan known to the parties (the “Business”); and

(B)                As part of Royal Philips’ disentanglement of the Business from its other business activities. Royal Philips has decided to organize the Local Business in a separate legal entity, being the Transferee, and the Transferor wishes to sell and transfer to the Transferee, which wishes to purchase and take transfer of the Assets and Liabilities constituting that portion of the Business relating primarily to the Territory (the “Local Business”) on the terms and conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1                            DEFINITIONS

1.1                  Interpretation

For purposes of this Agreement, the following terms Shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, provided that, with respect to Royal Philips, Affiliate shall not include the Transferee and its Subsidiaries (if any).

For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise;

“Agreement” means this Local Business Transfer Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof;

“Assets” means all assets, both tangible and intangible, of every kind, nature and description, including, without limitation:

(a)                  real property, leaseholds and sub-leaseholds in real property;

(b)                  tangible personal property (such as, by way of example only, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, tools, spare parts and wrapping, supply and packaging items);

(c)                   leases, subleases, and rights thereunder;

(d)                  agreements, contracts, purchase orders, arrangements, commitments, licenses, indentures, mortgages, instruments, security interest, guarantees, other similar arrangements and rights thereunder;

(e)                   accounts, notes and other receivables;

(f)                      claims, deposits, pre-payments, refunds, causes of action, chooses in action, rights of recovery, rights of set-off, and rights of recoupment (including, without limitation, any such item relating to the payment of Taxes);

(g)                  franchises, approvals, permits, licenses, orders, registrations, certificates, and similar rights obtained from any Governmental Authority:

(h)                  books, records, ledgers, files, documents, correspondence, lists, plans, manuals, catalogues, pricelists, mailing lists, lists of customers, distribution lists, architectural plans, drawings and specifications, creative materials, sales, advertising and promotional materials, personnel records, accounting records, studies, reports and other printed or written materials, but excluding any such item to the extent (i) any applicable Law or any applicable confidentiality or non-disclosure agreement prohibits their transfer or (ii) any transfer thereof would subject the Transferor to any Liability;

(i)                     goodwill;

“Business” has the meaning set out in recital (A);

“Consent” means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person, including any waiver of unilateral termination or similar rights upon a change of control of any Person;

“Effective Date” means [28 September] 2006, 24:00 hrs [CET];

“Employees” means all Persons who immediately prior to the Effective Date are (a) employed by the Transferor exclusively in the Business or (b) employed by another Affiliate of Royal Philips exclusively in respect of the Local Business, including, in each case, those who are on short-term disability as of the Closing;

“Employment Costs” means (a) the amounts payable or paid to or in respect of the employment of the relevant Employee (including salary, wages, Tax and social security contributions, employer’s pension contributions, bonus, insurance premiums, payments or allowances or any other consideration for employment); and (b) the costs of providing any non-cash benefits, which the employer is required to provide, by Law or contract or customarily provides in connection with such employment (including other employee benefit provisions); and

“Employment Liabilities” means any and all Losses directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment, or of the employment relationship (including all Losses in connection with any claim, award, judgement or agreement for redundancy pay, or damages or compensation for unfair or wrongful dismissal or breach of contract or discrimination).

“Governmental Authority” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction;

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or Self-Regulatory Organization;

“Legal Proceeding” means a civil, criminal or administrative action, suit, proceeding, claim, arbitration, hearing or investigation, including, without limitation, any final judgment, order or decree resulting therefrom;

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by applicable accounting standards to be reflected in financial statements or disclosed in the notes thereto;

“Local Business” has the meaning set forth in recital (B);

“Local Business Assets” means, to the extent relating to the Business, all the Assets of the Transferor, including, without limitation, the assets specified in Schedule 1 and including, without limitation, the agreements and other arrangements specified in Schedule 2. but excluding:

(a)                  intellectual property, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests thereunder;

(b)                  any license to Transferor or Royal Philips or any of its Affiliates with respect to computer software and related databases and all software that has been developed, created or otherwise acquired by Royal Philips or any of its Affiliates;

(c)                   the corporate charter, qualifications to conduct business arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the organisation, maintenance and existence of Transferor as a corporation, and “Local Business Asset” means any one of them or the relevant one of them, as the context requires;

“Local Business Liabilities” means, to the extent relating to the Business:

(a)                  all Liabilities incurred by the Transferor, to the extent relating to the Business and existing immediately prior to the Effective Date or arising, accruing or assessed on or after the Effective Date, whether known or unknown, reported or unreported, whether arising in the ordinary course of business or otherwise (including, without limitation, through intent, wilful recklessness, negligence, fraud or other violation of Law), in respect of any period prior to the Effective Date or in consequence of any transaction carried out in carrying on the Business prior to the Effective Date including, without limitation:

(i)                    all Liabilities attributable to events or occurrences arising prior to the Effective Date, including but not limited to Liabilities pursuant to Legal Proceedings in respect of (i) any products manufactured or sold prior to the Effective Date and (ii) any (allaged) visitation of applicable Laws relating to health, safety and/or environmental matters prior to the Effective Date;

(ii)                all litigation, claims and environmental liabilities;

(iii)            all trade accounts payable;

(iv)              all vacation payments/compensated absences accrued;

(v)                  all liabilities relating to volume credits;

(vi)              all liabilities and obligations (whether actual or contingent) relating to product warranty or sales returns;

(vii)          all liabilities relating to operating expense accruals, including sales, value added and other taxes accrued;

(viii)      infringement of intellectual property rights; and

(ix)              all Liabilities that may be incurred by Transferor in connection with the bond issue by Philips Semiconductors International B.V., either directly or indirectly, including as a “control person” within the meaning of the U.S. Securities of 1933 or the U.S. Securities Exchange Act of 1934.

(b)                  all Liabilities incurred by the Transferee in carrying on (any part of) the Business, including in the Territory, and existing immediately prior to the Effective Date or arising, accruing or assessed on or after the Effective Date, whether known or unknown, reported or unreported. whether arising in the ordinary course of business or otherwise (Including, without limitation, through intent, wilful recklessness, negligence, fraud or other violation of

Law) in respect of any period prior to the Effective Date or in consequence of any transaction performed in carrying on (any part of) the Business prior to the Effective Date;

and “Local Business Liability” means any one of them or the relevant one of them, as the context requires;

“Losses” means any damages or losses, but excluding any consequential, punitive, special, incidental or indirect damages, including, without limitation, lost profits;

“Royal Philips” has the meaning set out in recital (A);

“Partial Semiconductors Contracts” has the meaning as set forth in Clause 4.3;

“Parties” means the Transferor and the Transferee, and “Party” means any one of them or the relevant one of them, as the context requires;

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization;

“Relevant Transferee Activities” has the meaning as set forth in Clause 7.1.1;

“Relevant Transferor Activities” has the meaning as set forth in Clause 7.1.2;

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization;

“Subsidiary” means with respect to any Person (other than a natural Person), any other Person of which (i) the first mentioned Person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its Subsidiaries:

“Taxes” means all forms of taxation, whether direct or indirect, including, without limitation, income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duly, license, excise, franchise, employment, withholding or similar taxes, (including, without limitation, social security contributions and any other payroll taxes), together with any interest, additions or penalties with respect thereto imposed by any governmental, taxing or other authority responsible for the imposition, administration or collection of any Tax and any interest in respect of such additions or penalties:

“Territory” means [country/countries].

“Third Party Consent” has the meaning set forth in Clause 4.1.1.

1.2      Singular and plural

Words importing the singular only include the plural and vice versa where the context requires.

2         SALE AND PURCHASE / TRANSFER

2.1      Sale and transfer

With effect per the Effective Date, Transferor sells, assigns, transfers and conveys to Transferee all of its right, title and interest in the Local Business comprising the Local Business Assets and Local Business Liabilities.

2.2      Acceptance, assumption and Indemnity

The Transferee hereby irrevocably accepts the Local Business as per the Effective Date and hereby agrees to fully assume, discharge and perform when due all of the Local Business Liabilities and hereby irrevocably agrees to indemnity, defend and hold harmless Transferor and, as an irrevocable third party stipulation, Royal Philips and each other Affiliate of Royal Philips and each of their directors, officers and employees, against all Local Business Liabilities and all Losses which such indemnified Person may suffer or incur in taking any action to avoid, resist or defend any Local Business Liability.

2.3      Employees

2.3.1  As of the Effective Date, the Transferee shall be responsible for and shall fully indemnify and keep indemnified Transferor and, as an irrevocable third party stipulation, the other Affiliates of Royal Philips from and against any and all Employment Costs incurred, and Employment Liabilities arising, in respect of any Employee on or after the Effective Date excluding in respect of any Employee who does not accept the Transferee’s offer of employment made in accordance with Clause 2.3.2.

2.3.2  The Transferee agrees that all Employees, including, without limitation, those specified in Schedule 3, shall be offered employment with the Transferee as from the Effective Date on similar terms and conditions as their terms and conditions of employment in effect immediately prior to the Effective Date, to the extent such employees are not transferred to the Transferee by operation of Law.

2.3.3  The Transferor and the Transferee shall give each other such assistance as either may reasonably require in contesting any claim by any Employee resulting from or in connection with this Agreement.

2.4      Assurances

The Transferor and the Transferee hereby covenant and agree with each other that each shall make, execute and deliver, at the reasonable request and at the expense of the Transferee, such further instruments of transfer and conveyance as may in the reasonable opinion of the other, be necessary for the purpose of effecting the transfer and conveyance and assumption of the Local Business Assets and Local Business Liabilities sold under this Agreement.

2.5      Risk

The Local Business shall be for the risk and account of the Transferee as per the Effective Date.

3         CONSIDERATION

3.1      Purchase price

As consideration for the sale and transfer of the Local Business under this Agreement, the Transferee shall pay to the Transferor a purchase price equal an amount of [•]. The Transferee hereby acknowledges and agrees such consideration is good, valuable and sufficient consideration for Transferee’s acknowledgements, agreements, covenants and assumptions hereunder.

3.2      Payment

Payment of the purchase price by the Transferee to the Transferor shall be effected by the Transferee on the Effective Date by transfer to such bank account as will be indicated by the Transferor, unless otherwise agreed upon between the Transferee and the Transferor.

4         NON-ASSIGNABILITY OF LOCAL BUSINESS

4.1      Third Party Consent

4.1.1  Notwithstanding anything to the contrary contained in this Agreement, in the event that as of the Effective Date, the grant, sale, assignment, sublease, transfer, conveyance or delivery or attempted grant, sale, sublease, assignment, transfer, conveyance or delivery to the Transferee of any Local Business Asset or Local Business Liability or any claim or right or any benefit arising thereunder or resulting therefrom, is prohibited by any applicable Law or would require any Governmental Authority or third party Consents or waiver (the “Third Party Consents”), and the Third Party Consents shall not have been obtained prior to the Effective Date, this Agreement shall not be construed as a grant, sale, assignment, sublease, transfer, conveyance or delivery or an attempt thereto.

4.1.2  Following the Effective Date, the Transferee and the Transferor shall use their reasonable best efforts, and co-operate with each other, to obtain promptly the Third Party Consents which are required to give either Party the full benefit of this Agreement, and in connection herewith each Party shall furnish such information, providing such co-operation, entering into such undertakings or procuring such guarantees as may be reasonably requested by the other Party or any relevant third party.

4.1.3  Until a relevant Third Party Consent has been obtained, the Transferee and the Transferor shall co-operate with each other in any mutually agreeable, reasonable and lawful arrangements in order to provide to the Transferee the full benefit and risk of the relevant Local Business Asset and Local Business Liability and to provide to the Transferor the benefits of a transfer thereof under this Agreement. For the avoidance of doubt, the provisions of this Clause 4 shall not detract from the indemnity set out in Clause 2.2.

4.1.4  Once a relevant Third Party Consent has been obtained, the Transferor shall promptly sell, assign, sublease, transfer, convey or deliver the relevant Local Business Asset and Local Business Liability to the Transferee at no additional cost.

4.2      Economic and operational equivalent

4.2.1  To the extent that a Local Business Asset or Local Business Liability cannot be transferred to the Transferee [within a period of 3 (three) months from the Effective Date] or the full benefit and risk of any such Asset or Liability cannot be provided to the Transferee [Within such period], in both cases pursuant to Clause 4.1, then the Transferee and the Transferor shall enter into other reasonable arrangements (including subleasing, sublicensing or subcontracting) to provide to either Party the economic and operational equivalent of the transfer, to the maximum extent practicable, and the Transferor and the Transferee shall use their reasonable best efforts to resolve the matter and to terminate the obligations of the Parties under this Agreement in relation to such Local Business Asset and Local Business Liability.

4.2.2  In connection with Clause 4.1, the Transferor shall hold in trust for and pay to the Transferee promptly upon receipt thereof, all income, proceeds and other monies it receives in connection with such Local Business Asset and Local Business Liability (net of any Taxes and any other costs imposed upon the Transferor) and the Transferee shall pay to the Transferor, promptly upon receipt of an invoice, all Losses incurred by the Transferor in connection with such Asset or Liability.

4.3      Partial Semiconductors Contracts

With respect to agreements, contracts, purchase orders, arrangements, commitments and licenses that are related, but not primarily related, to the Local Business (the “Partial Semiconductors Contracts”), the Transferor shall use its reasonable best efforts to ensure that, to the maximum extent practicable, the economic and operational benefits of the applicable parts of any such Partial Semiconductors Contracts are transferred or made available to the Transferee, including, without limitation, obtaining any applicable Consents or waivers in connection therewith.

4.4      Reimbursement

Notwithstanding anything to the contrary contained in this Agreement, the Transferee shall bear and shall reimburse the Transferor any and all Losses incurred or suffered by the Transferor in connection with the obtaining of any Third Party Consent or any consent under Clause 4.3, provided that prior to obtaining such consent with respect to any Partial Semiconductors Contracts, the Transferor shall give notice to the Transferee of the Losses to be incurred or suffered and the Transferee shall have the right to refuse the applicable assignment of any such Partial Semiconductors Contract.

5         LIMITATION ON RIGHTS AND LIABILITIES

5.1      No representations and warranties

The transfer of the Local Business from the Transferor to the Transferee, and the Liabilities arising therefrom or relating thereto, is made without representation or warranty of any kind or nature, including, without limitation, any representation or warranty as to the nature or extent of any Liabilities, the sufficiency of the Local Business for any business operation or activities and any warranty of merchantability or fitness for a particular purpose, all of which are hereby waived by the Transferee, and the Transferee hereby accepts the Local Business “as is” and assumes such Liabilities and makes such covenants hereunder on the aforesaid basis.

5.2      No liability

To the maximum extent permitted by Law, the Transferee hereby acknowledges and agrees that the Transferor and its respective officers, directors, employees and representatives shall have no liability, whether in contract or in tort, for any direct, indirect or consequential damages including, without limitation, damages directly or indirectly arising out of the transfer of the Local Business and Liabilities arising therefrom or relating thereto and/or any other matters provided under this Agreement or any other loss or damage, whether arising out of warranty or contract, negligence, tort or otherwise.

6         THIRD PARTY CLAIMS

6.1      Without detracting from any of the obligations of the Transferee under this Agreement (including, without limitation, its indemnification obligations under this Agreement), in the event that a Local Business Asset or Local Business Liability is not transferred to Transferee for whatever reason and involves any Legal Proceeding (a “Relevant Proceeding”), the Transferee shall be responsible for the direction and control of such Legal Proceeding.

6.2      The Transferor (and Royal Philips or any other relevant Affiliate of Royal Philips) shall have the right, but not the obligation, to participate in any such Relevant Proceeding and to employ separate counsel of its choosing. The Transferor shall participate in any such Relevant Proceeding at its expense unless (a) the Transferee and the Transferor are both named parties to the proceedings and the Transferor shall have reasonably concluded that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (b) the Transferor assumes the direction and control of a Relevant Proceeding after the Transferee has failed to diligently pursue such Relevant Proceeding.

6.3      The Transferee shall not, without the prior written consent of the Transferor (which shall not be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any Relevant Proceeding on a basis that would result in (a) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Transferor or any of its Affiliates, (b) a finding or admission of a violation of Law or violation of the rights of any Person by the Transferor or any of its Affiliates, (c) a finding or admission that would have an adverse effect on other claims made or threatened against the Transferor or any of its Affiliates, or (d) any monetary liability of the Transferor that will not be promptly paid or reimbursed by the Transferee.

6.4      Without detracting from any of the obligations of the Transferee under this Agreement (inducing, without limitation, its indemnification obligations under this Agreement), in the event that the Transferee for whatever reason does not control and direct a Relevant Proceeding, including, without limitation, failing to take reasonable steps necessary to control and direct diligently such Relevant Proceeding within 10 (ten) days after receiving written notice from the Transferor to the effect that the Transferee has so failed, the Transferor shall have the right but not the obligation to assume its own control and direction of the Relevant Proceeding; it being understood that the Transferor’s right to indemnification for such Relevant Proceeding shall not be adversely affected by assuming the control and direction of such Relevant Proceeding. The Transferor shall not settle a Relevant Proceeding without the prior written consent of the Transferee (which shall not be unreasonably withheld or delayed).

6.5      The Transferor and the Transferee shall co-operate in order to ensure the proper and adequate control and direction of a Relevant Proceeding, including, for example, by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Transferor relating thereto shall be for the account of the Transferee.

6.6      The Transferor and the Transferee shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Relevant Proceeding to be made so as to preserve any applicable attorney-client or work-product privileges.

7         OTHER POST-CLOSING OBLIGATIONS

7.1      Wrong pockets

7.1.1  Save as may be otherwise provided in this Agreement, to the extent that any Local Business Asset or Local Business Liability [(excluding Partial Semiconductors Contracts)] has not been transferred to or assumed by the Transferee prior to or at the Effective Date (the “Relevant Transferee Activities”), the Transferor shall transfer the Relevant Transferee Activities to the Transferee and the Transferee shall take transfer thereof and, in respect of a Local Business Liability, assume and duly pay, satisfy, discharge, perform and/or fulfil, as the case may be, such Local Business Liability.

7.1.2  To the extent that on the Effective Date the Transferee has any Liability that is not a Local Business Liability, or holds any Asset [(excluding Partial Semiconductors Contracts)] that is not a Local Business Asset, (the “Relevant Transferor Activities”), the Transferee shall transfer the same to the Transferor and the Transferor shall take transfer thereof and, in respect of such a Liability, assume and duly pay, satisfy, discharge, perform and/or fulfil, as the case may be, such liability.

7.1.3  Any transfers made under Clauses 7.1.1 and 7.1.2 will be made for no further consideration and inclusive of net benefits accrued since the Effective Date.

7.2      Retention of records

7.2.1  The Transferee shall retain for a period of 5 (five) years from the Effective Date, or such longer period as may be prescribed by applicable Law, all books, records and other written information relating to the Local Business which are at the properties of the Local Business at the Effective Date or which are held by or on behalf of any member of the Transferee’s Group pursuant to the Effective Date and, to the extant reasonably required by the Transferor, shall allow the Transferor, upon reasonable notice, access during normal office hours to such books, records and other information, including the right to inspect and take copies at Transferor’s expense.

7.2.2  The Transferor shall retain for a period of 5 (five) years from Closing, or such longer period as may be prescribed by Law, any books, records or other written information relating to the Local Business which are not at the properties of the Local Business at the Effective Date or held by or on behalf of any member of the Transferee pursuant to the Effective Date and, to the extent reasonably required by the Transferee, shall allow the Transferee, upon reasonable notice, access during normal office hours to such books, records and information, including the right to inspect and take copies at the Transferee’s expense.

8         MISCELLANEOUS

8.1      Costs

Save as otherwise provided in this Agreement the Transferor and the Transferee shall each bear their own costs and expenses in connection with the performance of their respective obligations under this Agreement.

8.2      Entire Agreement

This Agreement (including all Schedules referred to herein and attached hereto) constitutes the entire Agreement among the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding between the Parties with respect to such subject matter and it has been expressly agreed upon between the Parties hereto that no modification or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by both Parties hereto.

8.3      Notices

Any notice in connection with this Agreement shall be in writing, in the English language and delivered by hand, fax, registered post or by courier using a recognised courier company. The Parties will send their communications to the following addressees:

If to Transferor:       [•]

If to Transferee:       [•]

or to such other address as any such Party shall designate by written notice to the other Party hereto.

8.4      Confidentiality

No announcement or circular in connection with the existence or the subject matter of this

Agreement shall be made or issued by or on behalf of any member of the Transferor or the Transferee without the prior written approval of the Transferor and the Transferee. This shall not affect any announcement or circular required by Law or the rules of any recognised stock exchange on which the shares of either Party are listed, provided that the Party with an obligation to make an announcement or issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

8.6      Effect of Agreement

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.6      Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, in whole or in part, under any applicable Law:

8.6.1  such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected;

8.6.2  the Parties shall use reasonable efforts to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

8.7      Assignment

No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party which consent shall not be unreasonably withheld or delayed.

8.8      Governing law

This Agreement shall be governed by the laws of [•].

8.9      Court

The Transferor and the Transferee shall attempt in good faith to resolve promptly any dispute arising out or relating to this Agreement. If any dispute is not resolved in an amicable manner within [3 (three) months] of a first written request thereto by either Party to the other, it shall be resolved exclusively by the competent courts in [place]. [DRAFTING NOTE: Inclusion of court or arbitration to be discussed]

AGREED AND SIGNED ON [DATE] AT [PLACE] BY:

TRANSFEROR:

Name:	[•]
Title:	[Title]

TRANSFEREE:

Name:	[•]
Title:	[Title]

List of Assets relating to Local Business Balance sheet of 31 August 2006 or List of Assets, ~~agreements~~ relating to Local Business (if no balance sheet is available)

Balance sheet of 31 August 2006 or List of Assets, ~~agreements~~ relating to Local Business (if no balance sheet is available)

Schedule 1    Balance sheet of 31 August 2006 or list of Assets relating to the Local Business (if no balance sheet is available)

Schedule 2   Agreements and other arrangements of the Local Business

Schedule 3   Employees

[include list of employees]